Exhibit 99.1

Extra Space Storage Inc. PHONE (801) 365-4600 FAX (801) 365-4855 2795 East Cottonwood Parkway, Suite 400 Salt Lake City, Utah 84121 www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Inc. Reports 2014 First Quarter Results

~ Grows FFO as Adjusted by 23.9% for the Quarter ~

~ Increases Same-Store Revenue by 7.9% for the Quarter ~

~ Increases Same-Store NOI by 9.4% for the Quarter ~

~ Increases Same-Store Occupancy by 200 basis points to 90.4% ~

SALT LAKE CITY, April 28, 2014 — Extra Space Storage Inc. (NYSE: EXR) (the “Company”), a leading owner and operator of self-storage properties in the United States, announced operating results for the three months ended March 31, 2014.

Highlights for the three months ended March 31, 2014:

•                  Achieved funds from operations (“FFO”) of $0.55 per diluted share.  Excluding costs associated with acquisitions and non-cash interest expense, FFO as adjusted was $0.57 per diluted share, representing a 23.9% increase compared to the same period in 2013.

•                  Increased same-store revenue and net operating income (“NOI”) by 7.9% and 9.4%, respectively, compared to the same period in 2013.

•                  Increased same-store occupancy by 200 basis points to 90.4% as of March 31, 2014, compared to 88.4% as of March 31, 2013.

•                  Acquired 21 properties for approximately $249.7 million.

•                  Paid a quarterly dividend of $0.40 per share.

Spencer F. Kirk, CEO of Extra Space Storage Inc., commented:  “We had a strong first quarter and 2014 is shaping up to be another great year for us. We are seeing solid rental activity in most markets and we’re entering peak rental season with pricing momentum.  Our acquisitions year to date have placed us on track for another robust year of acquisition activity despite a competitive market.”

FFO Per Share:

The following table outlines the Company’s FFO and FFO as adjusted for the three months ended March 31, 2014 and 2013.  The table also provides a reconciliation to GAAP net income attributable to common stockholders and earnings per diluted share for each period presented (amounts shown in thousands, except share data - unaudited):

	For the Three Months Ended March 31,
	2014		2013
		(per share)		(per share)
Net income attributable to common stockholders	$37,340	$0.32	$31,425	$0.28
Impact of the difference in weighted average number of shares – diluted(1)		(0.02)		—
Adjustments:
Real estate depreciation	23,240	0.19	18,921	0.16
Amortization of intangibles	3,726	0.03	2,869	0.02
Unconsolidated joint venture real estate depreciation and amortization	1,106	0.01	1,494	0.01
Unconsolidated joint venture gain on sale of properties and purchase of partners’ interests	—	—	(2,556)	(0.02)
Distributions paid on Series A Preferred Operating Partnership units	(1,438)	(0.01)	(1,438)	(0.01)
Income allocated to Operating Partnership noncontrolling interests	3,869	0.03	2,494	0.02
Funds from operations	$67,843	$0.55	$53,209	$0.46

Adjustments:
Non-cash interest expense related to amortization of discount on equity portion of exchangeable senior notes	662	0.01	—	—
Non-cash interest benefit related to out of market debt	(895)	(0.01)	(565)	—
Acquisition related costs	2,056	0.02	452	—
Funds from operations as adjusted	$69,666	$0.57	$53,096	$0.46

Weighted average number of shares — diluted(2)	122,517,516		114,967,087

(1)  Adjustment to account for the difference between the number of shares used to calculate earnings per share using the two class method, which is lower than the number of shares used to compute FFO per share and FFO as adjusted per share, which are calculated assuming full redemption of all OP units as described in note (2).

(2) Extra Space Storage L.P. (the “Operating Partnership”) has outstanding preferred and common operating partnership units (“OP units”). These OP units can be redeemed for shares of the Company’s common stock. Redemption of all OP units for common stock has been assumed for purposes of calculating the weighted average number of shares — diluted as presented above. The computation of weighted average shares — diluted for FFO per share and FFO as adjusted per share also includes the effect of share-based compensation plans using the treasury stock method.

Operating Results and Same-Store Property Performance:

The following table outlines the Company’s same-store property performance for the three months ended March 31, 2014 and 2013 (amounts shown in thousands, except property count data - unaudited):

	For the Three Months Ended March 31,		Percent
	2014	2013	Change
Same-store rental and tenant reinsurance revenues	$115,005	$106,604	7.9%
Same-store operating and tenant reinsurance expenses	36,042	34,416	4.7%
Same-store net operating income	$78,963	$72,188	9.4%

Non same-store rental and tenant reinsurance revenues	$30,459	$6,540	365.7%
Non same-store operating and tenant reinsurance expenses	$10,007	$1,931	418.2%

Total rental and tenant reinsurance revenues	$145,464	$113,144	28.6%
Total operating and tenant reinsurance expenses	$46,049	$36,347	26.7%

Same-store square foot occupancy as of quarter end	90.4%	88.4%

Properties included in same-store	443	443

Same-store revenues for the three months ended March 31, 2014 increased due to gains in occupancy, lower discounts to new customers and higher rental rates for both new and existing customers.  Expenses were higher for the same period due to increases in snow removal and utility expenses, which relate primarily to the severe weather experienced in the Midwest and Eastern United States during the period.

Major markets with revenue growth above the Company’s portfolio average for the three months ended March 31, 2014 included Chicago, Denver, Houston and Miami.  Major markets performing below the Company’s portfolio average included Detroit, Indianapolis, Las Vegas and Seattle.

Acquisition and Third-Party Management Activity:

During the quarter, the Company acquired 21 properties for approximately $249.7 million.  Seventeen of the 21 properties acquired were from a single portfolio located in Virginia.  The remaining four properties are located in Alabama, California, Connecticut and Texas.  Subsequent to the end of the quarter, the Company acquired five additional properties located in California, Florida and Georgia for approximately $60.5 million.

The Company has four additional properties under contract for a total purchase price of approximately $39.3 million.  The purchase of these properties is expected to occur by the end of the second quarter of 2014.  These acquisitions are subject to due diligence and other customary closing conditions and no assurance can be provided that these acquisitions will be completed on the terms described, or at all.

As of March 31, 2014, the Company managed 252 properties for third-party owners.  With an additional 273 properties owned and operated in joint ventures, the Company had a total of 525 properties under management.  The Company continues to be the largest self-storage management company in the United States.

Balance Sheet:

As of March 31, 2014, the Company’s percentage of fixed-rate debt to total debt was 74.2%. The weighted average interest rates of the Company’s fixed and variable rate debt were 4.1% and 2.0%, respectively.  The combined weighted average interest rate was 3.6% with a weighted average maturity of approximately 5.2 years.

Dividends:

On March 28, 2014, the Company paid a first quarter common stock dividend of $0.40 per share to stockholders of record at the close of business on March 14, 2014.

Outlook:

The following table outlines the Company’s FFO estimates and annual assumptions for the year ending December 31, 2014:

	Ranges for 2014		Notes

Funds from operations	$2.41	$2.49
Funds from operations as adjusted	$2.45	$2.53

Same-store property revenue growth	6.0%	7.0%	Includes tenant reinsurance
Same-store property expense growth	3.0%	4.0%	Includes tenant reinsurance
Same-store property NOI growth	7.0%	9.0%	Includes tenant reinsurance
Weighted average LIBOR	0.2%	0.2%

Net tenant reinsurance income	$44,000,000	$45,000,000
General & administrative expenses	$51,000,000	$52,500,000
Non-cash compensation expense	$5,000,000	$5,000,000
Average monthly cash balance	$32,000,000	$32,000,000
Equity in earnings of real estate ventures	$10,000,000	$11,000,000
Acquisition activity	$500,000,000	$500,000,000
Interest expense	$83,000,000	$85,000,000
Non-cash interest expense related to exchangeable senior notes	$2,700,000	$2,700,000	Excluded from FFO as adjusted
Non-cash interest benefit related to out of market debt	$2,700,000	$2,700,000	Excluded from FFO as adjusted
Taxes associated with the company’s taxable REIT subsidiary	$12,500,000	$13,500,000	Includes solar tax credits
Solar tax credits	$4,500,000	$4,500,000
Acquisition related costs	$4,500,000	$4,500,000	Excluded from FFO as adjusted

Weighted average share count	123,000,000	123,000,000	Assumes redemption of all OP units for common stock

FFO estimates for the year are fully diluted for an estimated average number of shares and OP units outstanding during the year.  The Company’s estimates are forward-looking and based on management’s view of current and future market conditions.  The Company’s actual results may differ materially from these estimates.

Supplemental Financial Information:

Supplemental unaudited financial information regarding the Company’s performance can be found on the Company’s website at www.extraspace.com. Click on the “Investor Relations” link on the home page, then on “Financial & Stock Info,” then on “Quarterly Earnings” in the navigation menu.  This supplemental information provides additional detail on items that include property occupancy and financial performance by portfolio and market, debt maturity schedules and performance of lease-up assets.

Conference Call:

The Company will host a conference call at 12:00 p.m. Eastern Time on Tuesday, April 29, 2014, to discuss its financial results. To participate in the conference call, please dial 800-510-9691 or 617-614-3453 for international participants, conference ID:  19951039.  The conference call will also be available on the Company’s website at www.extraspace.com.  To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register, download and install any necessary audio software.  A replay of the call will be available for 30 days on the Company’s website in the Investor Relations section.

A replay of the call will also be available by telephone, from 4:00 p.m. Eastern Time on April 29, 2014, until midnight Eastern Time on May 4, 2014.  The replay dial-in numbers are 888-286-8010 or 617-801-6888 for international callers, conference ID: 91966208.

Forward-Looking Statements:

Certain information set forth in this release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions and other information that is not historical information. In some cases, forward-looking statements can be identified by terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” “anticipates,” or “intends,” or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.  There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this release.  Any forward-looking statements should be considered in light of the risks referenced in the “Risk Factors” section included in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Such factors include, but are not limited to:

•                  adverse changes in general economic conditions, the real estate industry and the markets in which we operate;

•                  failure to close pending acquisitions on expected terms, or at all;

•                  the effect of competition from new and existing self-storage facilities or other storage alternatives, which could cause rents and occupancy rates to decline;

•                  difficulties in our ability to evaluate, finance, complete and integrate acquisitions and developments successfully and to lease up those properties, which could adversely affect our profitability;

•                  potential liability for uninsured losses and environmental contamination;

•                  the impact of the regulatory environment as well as national, state and local laws and regulations, including, without limitation, those governing real estate investment trusts (“REITs”), tenant reinsurance and other aspects of our business, which could adversely affect our results;

•                  disruptions in credit and financial markets and resulting difficulties in raising capital or obtaining credit at reasonable rates or at all, which could impede our ability to grow;

•                  increased interest rates and operating costs;

•                  reductions in asset valuations and related impairment charges;

•                  the failure of our joint venture partners to fulfill their obligations to us or their pursuit of actions that are inconsistent with our objectives;

•                  the failure to maintain our REIT status for federal income tax purposes;

•                  economic uncertainty due to the impact of war or terrorism, which could adversely affect our business plan; and

•                  difficulties in our ability to attract and retain qualified personnel and management members.

All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management’s expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements which may be made to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events.

Definition of FFO:

FFO provides relevant and meaningful information about the Company’s operating performance that is necessary, along with net income and cash flows, for an understanding of the Company’s operating results. The Company believes FFO is a meaningful disclosure as a supplement to net earnings. Net earnings assume that the values of real estate assets diminish predictably over time as reflected through depreciation and amortization expenses.  The values of real estate assets fluctuate due to market conditions and the Company believes FFO more accurately reflects the value of the Company’s real estate assets.  FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (“NAREIT”) as net income computed in accordance with U.S. generally accepted accounting principles (“GAAP”), excluding gains or losses on sales of operating properties and impairment write downs of depreciable real estate assets, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. The Company believes that to further understand the Company’s performance, FFO should be considered along with the reported net income and cash flows in accordance with GAAP, as presented in the Company’s consolidated financial statements.

For informational purposes, the Company provides FFO as adjusted for the exclusion of non-recurring revenues and expenses, acquisition related costs and non-cash interest charges. Although the Company’s calculation of FFO as adjusted differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs and real estate companies, the Company believes it provides a meaningful supplemental measure of operating performance.  The Company believes that by excluding non-recurring revenues and expenses, the costs related to acquiring properties and non-cash interest charges, stockholders and potential investors are presented with an indicator of its operating performance that more closely achieves the objectives of the real estate industry in presenting FFO.  FFO as adjusted by the Company should not be considered a replacement of the NAREIT definition of FFO.  The computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently.  FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income as an indication of the Company’s performance, as an alternative to net cash flow from operating activities as a measure of liquidity, or as an indicator of the Company’s ability to make cash distributions.

Definition of Same-Store Properties:

The Company’s same-store properties for the periods presented consist of 443 properties that are wholly-owned and operated and that were stabilized by the first day of the earliest calendar year presented.  The Company considers a property to be stabilized once it has been open for three years or has sustained average square foot occupancy of 80.0% or more for one calendar year.  Same-store results provide information relating to property operations without the effects of acquisitions or completed developments and should not be used as a basis for future same-store performance or for the performance of the Company’s properties as a whole.

About Extra Space Storage Inc.:

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a self-administered and self-managed REIT.  As of March 31, 2014, the Company owned and/or operated 1,052 self-storage properties in 35 states, Washington, D.C. and Puerto Rico.  The Company’s properties comprise approximately 700,000 units and approximately 78.0 million square feet of rentable space.  The Company offers customers a wide selection of conveniently located and secure storage solutions across the country, including boat storage, RV storage and business storage.  The Company is the second largest owner and/or operator of self-storage properties in the United States and is the largest self-storage management company in the United States.

###

For Information:

Clint Halverson

Extra Space Storage Inc.

(801) 365-1759

Extra Space Storage Inc.

Consolidated Balance Sheets

(In thousands, except share data)

	March 31, 2014	December 31, 2013
	(Unaudited)

Assets:
Real estate assets, net	$3,864,904	$3,636,544

Investments in unconsolidated real estate ventures	87,101	88,125
Cash and cash equivalents	47,015	126,723
Restricted cash	20,026	21,451
Receivables from related parties and affiliated real estate joint ventures	8,966	7,542
Other assets, net	95,480	96,755
Total assets	$4,123,492	$3,977,140

Liabilities, Noncontrolling Interests and Equity:
Notes payable	$1,664,872	$1,588,596
Premium on notes payable	4,053	4,948
Exchangeable senior notes	250,000	250,000
Discount on exchangeable senior notes	(15,637)	(16,487)
Notes payable to trusts	119,590	119,590
Lines of credit	87,000	—
Accounts payable and accrued expenses	52,886	60,601
Other liabilities	37,543	37,997
Total liabilities	2,200,307	2,045,245

Commitments and contingencies

Noncontrolling Interests and Equity:
Extra Space Storage Inc. stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 115,869,909 and 115,755,527 shares issued and outstanding at March 31, 2014 and December 31, 2013, respectively	1,158	1,157
Paid-in capital	1,976,597	1,973,159
Accumulated other comprehensive income	7,528	10,156
Accumulated deficit	(235,009)	(226,002)
Total Extra Space Storage Inc. stockholders’ equity	1,750,274	1,758,470
Noncontrolling interest represented by Preferred Operating Partnership units, net of $100,000 note receivable	80,843	80,947
Noncontrolling interests in Operating Partnership	91,042	91,453
Other noncontrolling interests	1,026	1,025
Total noncontrolling interests and equity	1,923,185	1,931,895
Total liabilities, noncontrolling interests and equity	$4,123,492	$3,977,140

Consolidated Statement of Operations for the Three Months Ended March 31, 2014 and 2013 — Unaudited

(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2014	2013

Revenues:
Property rental	$132,001	$102,923
Tenant reinsurance	13,463	10,221
Management fees	6,716	6,178
Total revenues	152,180	119,322

Expenses:
Property operations	43,482	34,437
Tenant reinsurance	2,567	1,910
Acquisition related costs	2,056	452
General and administrative	15,302	12,769
Depreciation and amortization	28,375	23,025
Total expenses	91,782	72,593

Income from operations	60,398	46,729

Interest expense	(19,598)	(17,366)
Non-cash interest expense related to amortization of discount on equity component of exchangeable senior notes	(662)	—
Interest income	269	184
Interest income on note receivable from Preferred Operating Partnership unit holder	1,213	1,213
Income before equity in earnings of unconsolidated real estate ventures and income tax expense	41,620	30,760

Equity in earnings of unconsolidated real estate ventures	2,419	2,623
Equity in earnings of unconsolidated real estate ventures - gain on sale of real estate assets and purchase of joint venture partners’ interests	—	2,556
Income tax expense	(2,830)	(2,008)
Net income	41,209	33,931
Net income allocated to Preferred Operating Partnership noncontrolling interests	(2,492)	(1,717)
Net income allocated to Operating Partnership and other noncontrolling interests	(1,377)	(789)
Net income attributable to common stockholders	$37,340	$31,425

Earnings per common share
Basic	$0.32	$0.28
Diluted	$0.32	$0.28

Weighted average number of shares
Basic	115,438,325	110,314,668
Diluted	121,062,845	114,967,087

Cash dividends paid per common share	$0.40	$0.25

Reconciliation of the Range of Estimated Fully Diluted Earnings Per Share to Estimated Fully Diluted FFO Per Share — for the Three Months Ending June 30, 2014 and the Year Ending December 31, 2014 — Unaudited

	For the Three Months Ending June 30, 2014		For the Year Ending December 31, 2014
	Low End	High End	Low End	High End
Net income attributable to common stockholders per diluted share	$0.32	$0.35	$1.37	$1.45
Income allocated to noncontrolling interest - Preferred Operating Partnership and Operating Partnership	0.04	0.04	0.14	0.14
Fixed component of income allocated to non-controlling interest - Preferred Operating Partnership	(0.01)	(0.01)	(0.05)	(0.05)
Net income attributable to common stockholders for diluted computations	0.35	0.38	1.46	1.54

Adjustments:
Real estate depreciation	0.20	0.20	0.80	0.80
Amortization of intangibles	0.03	0.03	0.11	0.11
Joint venture real estate depreciation and amortization	0.01	0.01	0.04	0.04
Funds from operations	$0.59	$0.62	$2.41	$2.49

Adjustments:
Non-cash interest related to out of market debt	(0.01)	(0.01)	(0.02)	(0.02)
Non-cash interest expense related to amortization of discount on exchangeable senior notes	0.01	0.01	0.02	0.02
Acquisition related costs	0.01	0.01	0.04	0.04
Funds from operations as adjusted	$0.60	$0.63	$2.45	$2.53